Exhibit 10.4

Department: Corporate Secretary	Name of Policy: 2024 Directors’ Compensation Policy	Department Policy Number: 1
Effective Date: January 1, 2024	Supersedes Revisions: January 1, 2023	Authority to Approve and Amend: Board of Directors
Next Review Date: December 2024	Department Policy Owner: Corporate Secretary

This policy is designed to set forth expectations for attendance by members of the board of directors of the Federal Home Loan Bank of Atlanta (Bank) at meetings of the board (including eight scheduled board meetings in 2024) and board committees and to ensure that each director is reasonably compensated for the time required of him or her in the performance of official Bank business.

A.Director Compensation

1.Effective January 1, 2024, the following annual compensation limits shall apply:

a)Chair of the Board    $155,000
b)Vice Chair of the Board    $140,000
c)Chair of the Audit Committee    $135,000
d)Other Committees Chairs (excluding Audit and Executive)    $130,000
e)All Other Directors    $123,000

2.Each director shall have the opportunity to be paid an amount equal to approximately one- seventh of such director’s annual limit for actual attendance at each scheduled in-person board meeting and board committee meetings, as further described in Section B. The seventh payment opportunity shall be subject to adjustment as further described in Section
C. If a director serves in multiple roles, the director will have the opportunity to be paid up to the annual compensation limit for the highest compensated position held by the director. For example, if the Vice Chair of the board also serves as a committee chair, the Vice Chair’s compensation limit would be $140,000.

3.In determining the above director compensation levels, the board considered a comparative compensation study prepared by a third party with expertise in compensation matters, the compensation of directors of other Federal Home Loan Banks in 2023, including median compensation, and the provision for payment of certain expenses described in Section D. The board established the above director compensation levels after evaluating the foregoing
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data and considering the time that directors are expected to devote to Bank business and the need to ensure the Bank’s future ability to attract qualified directors. The compensation levels reflect the board’s assessment of appropriate and comparable pay that will allow the Bank to recruit and retain highly qualified directors and compensate them for the time required in performing their duties.

B.Attendance

1.Each director is strongly encouraged to attend all meetings of the board and board committees on which the director serves and is expected to attend no less than 75 percent of all such meetings each year.

2.The Bank will pay a fee only for a director’s actual attendance at no less than 75 percent of the board meetings (including scheduled board meetings, new director orientation, joint meetings of the Affordable Housing Advisory Council and board or committee, board strategy sessions, and board meetings held remotely) and meetings of each committee of the board (including any ad hoc committee established by the board for a specific purpose) on which the director serves during each interim period, as identified below. In the event two or more committees on which a director serves are scheduled to meet concurrently, only one committee meeting will be required for the purpose of calculating the director’s attendance. Interested directors are not required to attend board or committee meetings that are devoted exclusively to director election matters. As ex officio members of all committees, the Chair and Vice Chair of the board are encouraged, but not required, to attend committee meetings held remotely and unscheduled committee meetings (meetings added after the 2024 board and committee meeting schedule is approved by the board).

3.The first interim period shall begin on December 11, 2023 and end on the last day of the first scheduled in-person board meeting for 2024. Each successive interim period shall begin on the calendar day immediately following a scheduled board meeting through and including the day of the next scheduled board meeting, with the seventh interim period ending on December 15, 2024 after the seventh scheduled in-person board meeting, as follows:

Interim Period	Start Date	End Date
First	December 11, 2023	January 25, 2024
Second	January 26, 2024	April 25, 2024
Third	April 26, 2024	May 24, 2024
Fourth	May 25, 2024	July 25, 2024
Fifth	July 26, 2024	September 21, 2024
Sixth	September 22, 2024	October 24, 2024
Seventh	October 25, 2024	December 15, 2024

The foregoing start and end dates will be adjusted to correspond to any changes in the board meeting schedule.

4.Remote participation for in-person meetings is discouraged unless necessary to attain a quorum or the Chair determines that circumstances warrant such manner of participation.

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The Bank will not pay a separate fee for a director’s attendance at meetings other than those described above.
5.The Bank will not advance the payment of fees to any director.

C.Performance

1.Compensation paid to directors must reflect the time required of them in the performance of official Bank business. The time required will be measured principally by attendance and participation at board and board committee meetings, as described above, and secondarily by performance of other duties. These other duties include time spent: (a) preparing for board meetings; (b) chairing meetings as appropriate; (c) reviewing materials sent to directors on a periodic basis; (d) attending other related events such as management conferences, FHLBank System meetings, and director training; and (e) fulfilling the responsibilities of directors.

2.Before the seventh payment is made, the Governance and Compensation Committee (GCC) shall review the cumulative attendance and performance of each director during 2024 and, in consultation with the Chair, recommend to the board a reduction, elimination or increase in the final payment opportunity. No increase shall exceed the applicable compensation limit. In the event a director serves on the board for only a portion of a calendar year, the final payment for such director shall be subject to the same cumulative attendance and performance review through the director’s final date of service.
D.Expenses
1.In accordance with the Bank’s normal reimbursement policy, the Bank will reimburse a director’s travel expenses and any registration fees incurred in connection with attendance at any board or board committee meeting, the Council of FHLBanks’ directors conference, Chicago risk/governance/audit forum, any seminar or event specifically identified in the director education plan, any meeting or event that Bank management invites a director to attend in order to engage with members or otherwise to represent the Bank’s interests, and provided the director is the Bank’s designated representative, meetings of the FHLBank Chairs/Vice Chairs and Council of FHLBanks’ board of representatives. Please consult the Bank’s Travel and Entertainment Policy for a more detailed explanation regarding expense reimbursement.
2.The Bank will reimburse a director’s registration fees and travel expenses incurred in connection with any other meeting, hearing, ceremony, continuing education seminar, or other event only if the Chair determines that the meeting is relevant to the Bank’s business activities or the director’s duties as a board member and the director attends the meeting at the request of, or with the approval of, the Chair. The Vice Chair shall approve all such fees and expenses for the Chair. These amounts will be reimbursable to the extent provided for such purpose in the Bank’s annual budget and in accordance with the Bank’s Travel and Entertainment Policy. The Bank will not pay a fee for a director’s participation in these types of activities, and in accordance with 12 C.F.R. Part 1261, the Bank will not reimburse directors for entertainment expenses at these events.
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3.The Bank may provide directors other limited benefits and limited travel perquisites as specified in advance by the Bank.

4.Amounts paid by the Bank for any of the foregoing director expenses will be reported as compensation to the director to the extent of and in compliance with applicable Internal Revenue Service laws and regulations and such expenses are in addition to the compensation limits identified in Section A above. Therefore, a director’s total annual compensation limit shall consist of (1) annual compensation set forth in Section A above and (2) payment for other items set forth in Section D..
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